Immediate Release
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Patrick Nolan
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BORGWARNER PROJECTS 5% to 7% GROWTH FROM NET NEW BUSINESS BACKLOG OVER THE NEXT THREE YEARS

EXPECTS 2017 NET SALES ORGANIC GROWTH OF APPROXIMATELY 3.5% TO 6% AND NET EARNINGS OF $3.35 TO $3.45 PER DILUTED SHARE

PROVIDES NET SALES AND NET EARNINGS GUIDANCE FOR FIRST QUARTER 2017

Auburn Hills, Michigan, January 11, 2017 - BorgWarner Inc. (NYSE: BWA), a global leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles, today announced its three-year net new business, its guidance for full year 2017 and its guidance for first quarter 2017.

Three-Year Net New Business
The company expects its net new business backlog to drive a compound annual organic growth rate of 5.0% - 7.0% from 2016 through 2019:

•	Net new business within a range of $410 million to $590 million in 2017, $460 million to $670 million in 2018 and $500 million to $700 million in 2019.

•	Asia, the Americas and Europe are expected to account for approximately 40%, 39% and 21% of the total over the three-year period, respectively.

◦	Approximately 32% is expected in China.

◦	Approximately 25% is expected with the North American domestic OEMs.

•	Approximately 62% from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems including variable cam timing devices and thermal systems.

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Approximately 38% from drivetrain-related products including all-wheel drive systems, the company’s fuel-efficient DualTronic® transmission technology, traditional automatic transmission products and rotating electrical components.

Full Year 2017 Guidance
The company also provided its initial guidance for full year 2017:

•	Net sales of $8.81billion - $9.04 billion, implying organic sales growth of 3.5% to 6.0% compared with expected 2016 net sales of ~$9.05 billion.

◦	Foreign currencies are expected to lower sales by $320 million, due to the depreciation of the Euro, Yuan and Pound.

◦	The sale of the Remy light vehicle aftermarket business is expected to lower sales by ~$235 million.

◦	Excluding the impact of weaker foreign currencies and the Remy light vehicle aftermarket sale, net sales growth is expected to be 3.5% to 6.0%.

•	Operating income as a percentage of net sales of 12.7% - 12.8% compared to 12.3% in 2016.

◦	The Remy light vehicle aftermarket sale is expected to increase operating income as a percentage of net sales by approximately 30 basis points.

•	Net earnings of $3.35 to $3.45 per diluted share.

◦	Foreign currencies are expected to lower net earnings by $0.13. Excluding this impact, guidance implies a 7% to 10% on a constant currency basis.

•	Effective tax rate of approximately 32%.

•	Free cash flow within a range of $450 million to $500 million.

•	Share repurchases of $100 million.

First Quarter 2017 Guidance
The company also provided guidance for first quarter 2017:

•	Organic net sales growth of 2.5% to 6.5% compared with first quarter 2016 net sales of $2.27 billion.

◦	Foreign currencies are expected to lower sales by $60 million, or -2.7%.

◦	The Remy light vehicle aftermarket sale is lower revenue by $70MM.

◦	Excluding the impact of weaker foreign currencies and the Remy light vehicle aftermarket sale, net sales growth is expected to be 2.5% to 6.5%.

•	Net earnings of $0.81 to $0.85 per diluted share.

◦	Higher corporate expenses, raw material timing and other costs are expected to impact Q1 EPS by $0.04.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 65 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.